EXHIBIT 99.1

NEWS RELEASE DATED MAY 8, 2007

NEWS RELEASE

NetSol Technologies Reports Third Quarter
Fiscal Year 2007 Financial Results

- Revenues Increased 51% Year/Year to $7.6 million; Operating Income Improved to $511,405; EBITDA Was $675,639, or $0.04 Per Share -

CALABASAS, CA - May 8, 2007 -- NetSol Technologies Inc. (“NetSol”) (NASDAQ: NTWK), a multinational provider of enterprise software and IT services to the financial services industry, today announced financial results for the third quarter of fiscal year 2007, ending March 31, 2007.

Third Quarter FY 2007 Consolidated Financial Highlights

•	Revenues increased 51% to $7.6 million
−	License fees increased 43% to $2.6 million
−	Maintenance fees improved 115%, rising to $1.3 million
−	Services increased 41% to $3.7 million
•	Operating income improved to $511,405
•	GAAP EPS was ($0.01)
•	EBITDA was $675,639, or $0.04 per basic and diluted share
•	Cash and cash equivalents improved to ~$3.4 million

NetSol Technologies, Inc. reported consolidated revenues of $7.6 million for the third quarter of fiscal year 2007, a 51% increase compared to the $5.0 million in revenues reported for the same period in fiscal year 2006. Consolidated gross profit for the third quarter was approximately $3.7 million, or 48%.

Net loss for the third quarter of fiscal year 2007 was $323 thousand, or a loss of $0.01 per basic and diluted earnings per share, which compares to net income of $21 thousand, or $0.00 per basic and diluted earnings per share, reported in the third quarter of fiscal year 2006. EBITDA for the third quarter was $676 thousand, or $0.04 per basic and diluted share.

NetSol ended the third quarter of fiscal year 2007 with approximately 3.4 million dollars in cash and cash equivalents.

“LeaseSoft, NetSol’s flagship vehicle portfolio management system, is clearly gaining market share, as evidenced by license fees growing 43%, maintenance fees improving 115% and service revenues rising 41% in the third quarter,” remarked Najeeb Ghauri, chairman and CEO. “Once again, the Asia-Pacific (“APAC”) division led the charge with the signing of several significant new multi-million dollar contracts for LeaseSoft with global, blue chip brand names in the captive finance sector. In addition, the APAC division continued to expand its e-Government work in Pakistan, as evidenced by the award of a new public sector project. Furthermore, the integration of our new businesses continues to progress well, with the offshore team in Lahore dedicated to North American and EMEA projects growing from nine to 25 developers.”

Mr. Ghauri concluded, “The recent stream of contract wins demonstrates that NetSol is generating interest and demand for its products and services in its core target vertical, captive finance. In addition, we are successfully penetrating new vertical markets, such as e-Government and Fleet Management. I am extremely pleased that we delivered a strong quarter of financial results, and I am looking forward to a very good finish to this fiscal year with strength continuing into fiscal 2008.”

Third Quarter Business Highlights

Asia-Pacific (APAC) Division

•	Signed several new multi-million dollar contracts for LeaseSoft with global, blue chip brand names in the captive finance sector;

•	Awarded new public sector project, demonstrating further penetration of the local Pakistan, e-Government market; and

•	Insurance outsourcing venture with The Innovation Group UK (TiG) is growing steadily, having registered more than 30% growth during the third quarter.

Europe/Middle East/Africa (EMEA) Division

•	Awarded contract from leading European bank to design a new business partner portal for its insurance premium finance division;

•
   Signed Memorandum of Understanding (MOU), valued in excess of $1 million, with major financial services operation in the Middle East to jointly establish an application hosting facility to support retail finance operations for vehicle distributors throughout the Gulf region; and

•	Delivered LeaseSoft Decision Engine to the leasing operation of an international bank to provide for automatic underwriting decisions in their high volume small/middle ticket business;

−	Latest software delivery completes major phase of systems development for the Bank, creating straight-through processing from introducer to funder.

North America Division

•	Integration remains on track and is progressing well - with continued success in the leveraging of offshore resources, improved internal resource utilization and effective marketing efforts;

−	Added three seasoned sales professionals to the team, each of whom is building an active pipeline of business;

•	Successfully continued selling of IT services and software license upgrades to US clients; and

•	Identified key prospects for cross-selling product and IT services opportunities.

First Nine Months of FY 2007 Consolidated Financial Highlights

•	Revenues for the first nine months increased 47% to $20.7 million
−	License fees improved 73% to $6.9 million
−	Maintenance fees increased nearly 134% to $3.9 million
−	Service fees increased 18% to 8.4 million
•	GAAP EPS was ($0.35) due to one-time, non-cash charge of $5.0 million relating to the financing for the acquisition of McCue Systems
•	EBITDA for the first nine months was approximately $1.6 million, or $0.09 per basic and diluted share, excluding the one-time non-cash charge
•	Pro Forma EPS of ($0.07), excluding the one-time non-cash charge

NetSol Technologies, Inc. reported consolidated revenues of $20.7 million for the first nine months of fiscal year 2007, a 47% increase compared to the $14.0 million in revenues reported for the same period in fiscal year 2006. Consolidated gross profit for the first nine months was $10.3 million, or 50%.

Net loss for the first nine months of fiscal year 2007 was approximately $6.3 million, or a loss of $0.35 per basic and diluted earning per share, which compares to net income of $350 thousand, or $0.02 per basic and diluted earnings per share in the same period of fiscal year 2006. During the second quarter of this fiscal year, NetSol recorded a one-time, non-cash charge of $5.0 million relating to the financing for the acquisition of McCue Systems in June 2006. Excluding this one-time charge, NetSol would have reported EBITDA of approximately $1.6 million, or $0.09 per basic and diluted share, and a net loss of approximately $1.2 million, or a loss of $0.07 per basic and diluted share, for the first nine months of fiscal year 2007.

Conference Call Information

NetSol Technologies will host a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to review these results. The call will be web cast live and may be accessed via http://www.vcall.com/IC/CEPage.asp?ID=116681. Investors may also dial +1 (877) 407-8033 (U.S.) or +1 (201) 689-8033 (international), noting conference ID # 241078.

An audio replay of the conference call will be available approximately one hour following the conclusion of the call through 11:00 a.m. ET on May 15, 2007. To access the replay, dial +1 (877) 660-6853 (US) or +1 (201) 612-7415 (international), conference ID # 241078. An archived replay of the conference web cast also will be available on the NetSol Technologies web site at http://www.netsoltek.com/investors/frame.html.

This quarter, NetSol also has prepared a PowerPoint presentation to accompany its conference call remarks. The presentation may be found on the main page of the Investor Relations section of the NetSol web site: www.netsoltek.com/investors.

About NetSol Technologies

NetSol Technologies is a multinational provider of enterprise software and IT services to the financial services industry. NetSol helps clients to identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective equipment and vehicle finance portfolio management solutions. The Company also delivers managed IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol’s commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMi (Capability Maturity Model) Level 5 assessment, a distinction shared by only 94 companies worldwide. The Company’s clients include global automakers, financial institutions, technology companies and governmental agencies. NetSol’s largest customer, DaimlerChrysler Services, ranks the Company as a preferred vendor in 40+ countries. Headquartered in Calabasas, CA, NetSol Technologies also has operations and/or offices in London, San Francisco, Adelaide, Beijing, Lahore and Karachi, Pakistan. To learn more about NetSol Technologies, visit the Company’s web site at www.netsoltek.com. Click here to join the NetSol Technologies, Inc. email distribution list: http://www.b2i.us/irpass.asp?BzID=897&to=ea&s=0.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forwar-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

NetSol Technologies, Inc.	Investor Relations
Tina Gilger	Christopher Chu
Chief Financial Officer	The Global Consulting Group
Tel: +1 818-222-9195, x112	Tel: +1-646-284-9426
Email: cchu@hfgcg.com

- Financial Tables Follow -

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS — MARCH 31, 2007
(UNAUDITED)

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
Revenues:
Licence fees	$2,554,289	$1,790,149	$6,851,496	$3,952,387
Maintenance fees	1,335,893	621,305	3,990,096	1,708,538
Services	3,725,784	2,634,373	9,864,055	8,379,260
Total revenues	7,615,966	5,045,827	20,705,647	14,040,185
Cost of revenues
Salaries and consultants	2,234,809	1,610,798	6,608,606	4,097,615
Travel	447,288	188,833	1,195,315	428,803
Communication	32,836	30,860	113,836	83,369
Depreciation and amortization	241,021	216,361	592,265	494,014
Other	966,314	271,677	1,898,657	859,112
Total cost of sales	3,922,268	2,318,529	10,408,679	5,962,913
Gross profit	3,693,698	2,727,298	10,296,968	8,077,272
Operating expenses:
Selling and marketing	613,760	444,472	1,545,503	1,190,906
Depreciation and amortization	522,185	594,385	1,491,052	1,711,771
Bad debt expense	(231)	19,561	117,267	27,289
Salaries and wages	1,090,307	597,636	3,361,758	1,686,726
Professional services, including non-cash compensation	254,359	126,806	774,203	365,152
General and adminstrative	701,913	675,339	2,249,732	1,866,838
Total operating expenses	3,182,293	2,458,199	9,539,515	6,848,682
Income from operations	511,405	269,099	757,453	1,228,590
Other income and (expenses):
Gain (loss) on sale of assets	(6,729)	(38,624)	(19,067)	(34,014)
Beneficial conversion feature	-	(2,628)	(2,208,334)	(14,389)
Amortization of debt discount and capitalized cost of debt	-	-	(2,803,691)	-
Liquidation damages	(47,057)	-	(180,890)	-
Fair market value of warrants issued	(33,987)	(12,016)	(33,987)	(21,505)
Gain on forgiveness of debt	-	1,318	-	8,294
Interest expense	(83,819)	(75,015)	(543,342)	(240,900)
Interest income	46,867	93,376	265,916	272,417
Other income and (expenses)	10,081	(2,484)	88,935	(57,129)
Income taxes	(57,655)	(24,080)	(126,620)	(90,891)
Total other expenses	(172,299)	(60,153)	(5,561,080)	(178,117)
Net income (loss) before minority interest in subsidiary	339,106	208,946	(4,803,627)	1,050,473
Minority interest in subsidiary	(568,237)	(187,127)	(1,374,081)	(699,872)
Net income (loss)	(229,131)	21,819	(6,177,708)	350,601
Dividend required for preferred stockholders	(94,088)	-	(159,686)	-
Net income (loss) applicable to common shareholders	(323,219)	21,819	(6,337,394)	350,601
Other comprehensive gain:
Translation adjustment	81,564	(115,740)	203,343	201,100
Comprehensive income (loss)	$(241,655)	$(93,921)	$(6,134,051)	$551,701

Net income (loss) per share:
Basic	$(0.01)	$0.00	$(0.35)	$0.02
Diluted	$(0.01)	$0.00	$(0.35)	$0.02
Weighted average number of shares outstanding
Basic	18,388,626	14,852,941	17,685,660	14,267,690
Diluted	18,388,626	15,278,168	17,685,660	14,692,917

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET — MARCH 31, 2007
(UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	$3,382,970
Accounts receivable, net of allowance for doubtful accounts of $106,090	8,054,782
Revenues in excess of billings	7,368,794
Other current assets	2,588,747
Total current assets		21,395,293
Property and equipment, net of accumulated depreciation		6,811,887
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	6,692,302
Customer lists, net	2,601,066
Goodwill	6,092,906
Total intangibles		15,386,274
Total assets		$43,593,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,219,078
Current portion of notes and obligations under capitalized leases	865,554
Other payables - acquisitions	58,451
Billings in excess of revenues	3,471,434
Due to officers	232,165
Dividend to preferred stockholders payable	94,088
Loans payable, bank	1,562,189
Total current liabilities		10,502,959
Obligations under capitalized leases, less current maturities		224,799
Total liabilities		10,727,758
Minority interest		2,991,127
Commitments and contingencies		-

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized;
5,025 issued and outstanding	5,025,000
Common stock, $.001 par value; 45,000,000 shares authorized;
18,809,914 issued and outstanding	18,810
Additional paid-in-capital	63,602,452
Treasury stock	(10,194)
Accumulated deficit	(38,009,435)
Stock subscription receivable	(736,657)
Common stock to be issued	200,910
Other comprehensive loss	(216,317)
Total stockholders' equity		29,874,569
Total liabilities and stockholders' equity		$43,593,454

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP
(UNAUDITED)

Nine Months
Ended
March 31, 2007

Net loss per GAAP	$(6,177,708)
One-time, non-cash expenses:
Beneficial conversion feature	2,208,334
Amortization of debt discount and capitalized cost of debt	2,803,691
5,012,025

Pro-forma loss	$(1,165,683)

Weighted average number of shares outstanding
Basic and diluted	17,685,660

Pro-forma EPS	$(0.07)

EBITDA - GAAP	(3,424,338)
One-time, non-cash expenses:
Beneficial conversion feature	2,208,334
Amortization of debt discount and capitalized cost of debt	2,803,691
5,012,025

Pro-forma EBITDA	$1,587,687

Weighted average number of shares outstanding
Basic and diluted	17,685,660

Pro-forma EBITDA EPS	$0.09